Exhibit 10.52
Applied Materials, Inc.
Compensation of Non-Employee Directors
     Retainer and Meeting Fees
     Directors who are employees of Applied Materials, Inc. (“Applied”) do not receive any additional compensation for their services as directors.
     On September 16, 2008, the Human Resources and Compensation Committee (the “Committee”) of Applied’s Board of Directors (the “Board”) approved changes to the compensation of Applied’s non-employee directors, effective fiscal year 2009, which began on October 27, 2008. In addition, on December 8, 2008, the Committee approved a temporary ten percent reduction in the annual cash retainer payable to non-employee directors.
     Cash compensation to be paid to non-employee members of the Board is set forth in the table below.

Annual Retainer(1)	$58,500

Annual Retainer for Committee Chairs and Lead Independent Director(2):
Audit Committee	$78,500
Corporate Governance and Nominating Committee	$68,500
Human Resources and Compensation Committee	$73,500
Strategy Committee	$68,500
Lead Independent Director	$73,500

Fee per Board Meeting	$0

Fee per Committee Meeting	$2,000

(1)	A director receives this annual retainer unless he or she is the (a) Chair of the Audit, Corporate Governance and Nominating, Human Resources and Compensation, or Strategy Committee, or (b) Lead Independent Director.

(2)	If a director holds more than one committee chair, or is the Lead Independent Director and a chair of a committee, he or she will receive only the annual retainer for the single highest-paying position held.

     In addition to the retainer and meeting fees, non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.
     Equity Compensation
     Nonemployee Director Share Purchase Plan. Under the Nonemployee Director Share Purchase Plan, non-employee directors annually may elect to receive Applied common stock in lieu of retainers and/or meeting fees that otherwise would be payable to them in cash for their service on the Board. If directors make this election, quarterly retainers otherwise payable in cash will be converted into Applied common stock based on the fair market value on the day of the regularly-scheduled quarterly meeting of the Board (or on the final day of a meeting that takes place over multiple days). Meeting fees otherwise payable in cash will be converted into Applied common stock based on the fair market value on the day of the Board or committee meeting (or on the final day of a meeting that takes place over multiple days). Shares issued to participating directors will be fully vested and taxable.
     Restricted Stock Units. Non-employee directors participate in one equity compensation plan, Applied’s Employee Stock Incentive Plan, which provides for the following automatic grants of performance shares (also called “restricted stock units”) to each of Applied’s non-employee directors, effective beginning fiscal year 2009, which began on October 27, 2008:
•	a grant made on the day of the annual meeting of Applied’s stockholders of performance shares equal to $200,000 divided by the fair market value of a share of Applied’s common stock on the date of grant (the “Annual Grant”); and

•	an initial grant made upon a non-employee director’s appointment or election to the Board, which grant is a pro-rated Annual Grant that reflects the period starting with the day of a non-employee director’s initial appointment or election and ending on the day of the annual meeting of Applied’s stockholders (the “Initial Grant”). A non-employee director who is elected or appointed on the day of the annual meeting of Applied’s stockholders will not receive an initial grant but instead will receive an Annual Grant.
     The Board and the Committee may change the number of performance shares granted in the future. Annual Grants to non-employee directors are scheduled to vest in four equal, annual installments beginning on March 1 of the year following the year in which the date of grant occurs. Initial Grants are scheduled to vest in equal installments on each of the first four (4) annual anniversaries of the grant date. Applied also generally will provide for continuation or acceleration of vesting upon a non-employee director’s retirement, disability and death. In addition, in order to encourage long-term ownership of Applied’s common stock, Applied will allow non-employee directors to defer the receipt of shares they would otherwise receive upon vesting of the performance shares.